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                                                                    EXHIBIT 99.1




                            MEMORANDUM OF AGREEMENT

                             Dated October 3, 1994

MV Enterprise Limited Partnership hereinafter called the Sellers, have agreed to sell, and Marine Drilling Management Company hereinafter called the Buyers, have agreed to purchase the following vessel --

         Jackup Drilling Rig      "Marine 3"
         Classification:          ABS + A1 Self Elevating Drilling Unit
         Built:                   1974     by:     Bethlehem Steel Corporation, Beaumont, Texas USA
         Flag:                    USA              Place of Registration:    Houston, Texas USA
         Call sign:               WYR 2606         Register tonnage:                 4980 Gross
         Register number:         560547

hereinafter referred to as the "Rig" on the following conditions:

1.       PRICE
         Price:                   U.S.D. 5,280,000.00
                                  (United States Dollars Five Million, Two
                                  Hundred Eighty Thousand) hereinafter referred to as the "Total Consideration"

         The consideration set forth in this Section is payable as follows --

         (a) One million, fifty-six thousand (1,056,000) shares of Marine Drilling Companies, Inc. ("MDCI") $.01 par value common stock ("Common Stock") that are covered by an effective Registration Statement pursuant to Section 14. This component of the Total Consideration is hereinafter referred to as the "Common Stock Component."

         (b) A cash payment equal to the Total Consideration less the value of the Common Stock Component if the result of said calculation is a positive number. The value of the Common Stock Component shall be determined by multiplying 1,056,000 by the average of the closing bid prices as reported by the NASDAQ Stock Market for the ten trading days ending on and including the later of (i) November 10, 1994 or (ii) eleventh day prior to the Closing Date (or if such day is not a business day the business day immediately preceding such eleventh day) (the "Average Bid Price").

         (c) In the event that the Average Bid Price exceeds five dollars ($5.00), (i) the number of shares of Common Stock to be issued to Sellers shall be adjusted downward so that the value of the Common Stock Component is equal to the
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                 Total Consideration and (ii) the cash payment discussed in
                 Clause 1(b) shall be zero. The Common Stock Component will also be adjusted for any stock splits, stock dividends, recapitalizations, and the like occurring on or before the Closing Date.

         (d) Buyers have the right to fund all or any portion of the Total Consideration in cash and to reduce the Common Stock Component by a like amount. Buyers shall notify Sellers two business days prior to Delivery of its intentions in this regard.

2.       DEPOSIT
         As a security for the correct fulfillment of this contract, the Buyers shall pay a deposit of USD 550,000 of the Purchase Money within 3 (three) banking days after the date of this agreement. This amount shall be deposited with

         R.S. Platou (USA), Inc.
         ABA# 113000609
         Account #018-00063842

and held by them in an account for the Sellers and the Buyers. Interest, if any, to be credited the Buyers. Any fee charged for holding said deposit shall be borne equally by the Sellers and the Buyers. The deposit shall be refunded to Buyers upon the Closing of the transaction contemplated hereby.

3.       PAYMENT
         The Total Consideration pursuant to Section 1 shall be paid to Sellers at the Closing.

4.       PLACE AND TIME OF DELIVERY
         The Rig shall be delivered and taken over at its then current location in the U.S. Gulf of Mexico on the Closing Date. The Rig shall be deemed delivered at such location when Sellers have delivered a Bill of Sale to Buyers.

         The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Vinson & Elkins L.L.P. on Monday, November 21, 1994, subject to extension at Buyer's option for a period that ends on the earlier of (a) the day after the Registration Statement becomes effective (if it is not effective on or before November 21, 1994) and (b) November 30, 1994 (the "Closing Date"). At the Closing, the Buyers shall deliver the Total Consideration to, or at the direction of the Sellers (and any cash consideration shall be transferred in immediately available funds to an account designated by Sellers), and any and all documents, instruments, or opinions to be delivered by them pursuant to this Agreement or the Registration Rights Agreement. At the Closing, Sellers shall be obligated to deliver the Bill of Sale and U.S. Coast Guard Form 1330 described in Section 5.





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         Buyers are currently operating the Rig pursuant to the terms of that certain Bareboat Charter dated December 21, 1992 (the "Bareboat Charter") pursuant to which they have agreed to purchase and maintain certain insurance and have agreed to operate the Rig according to certain standards. Accordingly, if the Rig becomes a total or constructive total loss before the Closing Date, the deposit in full shall be released to the Buyers, this Agreement shall be of no further force and effect and the Buyers' and Sellers' obligations shall be governed by the Bareboat Charter.

5.       DOCUMENTATION
         In exchange for payment of the Total Consideration the Sellers shall furnish the Buyers with a legal Bill of Sale and a US Coast Guard Form 1330 Certificate stating that the Rig is free from registered encumbrances. On delivery of the Rig, the Buyers shall register the Rig in their name.

         The Buyers shall take possession of all classification certificates as well as all plans etc. which are onboard the Rig. Other technical documentation which may be in the Sellers' possession shall promptly upon the Buyers' instructions be forwarded to the Buyers. The Sellers may keep the log books, but the Buyers to have the right to take copies of same.

6.       ENCUMBRANCES
         The Sellers warrant that the Rig, on the Closing Date, will be free from all encumbrances and maritime liens created by Sellers. Should any encumbrances or liens created by Sellers which have been incurred prior to the time of delivery be made against the Rig, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims.

7.       TAXES, ETC.
         Any taxes, fees and expenses connected with the purchase and registration under the Buyers' flag shall be for the Buyers' account, whereas similar charges connected with the closing of the Sellers' register shall be for the Sellers' account.

8. CONDITION ON DELIVERY / SALE TO INCLUDE / DISCLAIMER OF WARRANTIES / BAREBOAT CHARTER
         (a) Sale to include all items belonging to the Rig whether on board or ashore. Sale to exclude leased items.

         (b) Buyers or their affiliates have been operating the Rig and been responsible for its maintenance. As a result, they are extremely familiar with the condition and operation of the Rig. Moreover, the Buyers have inspected and are familiar with all other items (including any and all documentation relating to the Rig) to be sold or delivered to Buyers hereunder, have had an opportunity to verify information following their own inspections, and are not relying on statements (if any), information made or supplied by Sellers. Accordingly, the Rig and all other items to be transferred hereby are sold AS





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                 IS, WHERE IS, WITH ALL FAULTS.  EXCEPT WITH RESPECT TO THE
                 LIMITED WARRANTY WITH RESPECT TO ENCUMBRANCES AND LIENS, THE SELLERS MAKE NO WARRANTY OR COVENANT OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, AND ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY AND ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED. THE BUYERS WAIVE THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTION
                 17.41 THROUGH 17.63 INCLUSIVE (EXCEPT SECTION 17.55), VERNON'S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCIAL CODE (THE "DECEPTIVE TRADE PRACTICES ACT") AND REPRESENT AND WARRANT THAT THEY (i) HAVE ASSETS OF $5,000,000 OR MORE, (ii) HAVE KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE BUYERS TO EVALUATE THE MERITS AND RISKS OF THIS TRANSACTION, (iii) ARE NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO SELLERS, AND (iv) HAVE BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, TO BE OPERATIVE, THE LIMITATIONS ON LIABILITY AND DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS PARAGRAPH 8 ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

         (c) If, but only if, the Closing occurs, the Sellers and Buyers shall be relieved of all obligations, claims, or liabilities arising under the Bareboat Charter except that (i) all amounts to be paid pursuant to Section 3 of the Bareboat Charter shall be paid at Closing, and (ii) the indemnity obligations under Sections 7 (a), (b) and (c) of the Bareboat Charter shall continue with respect to matters or events occurring prior to the Closing, provided, however, that the indemnity obligations under Section 7(b) shall not limit the disclaimers or waivers contained in Section 8 hereof. The indemnity rights and obligations under the Bareboat Charter Agreement may not be assigned by either party except to an affiliate of such party or, in the case of Sellers, to its partners.

9.       BUYERS DEFAULT; CERTAIN TERMINATION EVENTS
         Should the deposit not be paid as aforesaid, the Sellers have the right to cancel this contract.

         (a) Should the Total Consideration not be paid and delivered as aforesaid at the Closing Date, or should the Buyers breach their covenants herein or in the





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                 Registration Rights Agreement in any material respect,
                 (including, without limitation, the failure to file the registration statement as provided in paragraph 14) the Sellers have the right to cancel this contract, in which case the amount deposited together with interest earned, if any, shall be delivered to the Sellers and the Sellers shall also be entitled to all rights and remedies available to Sellers, at law or in equity.

         (b) If the Registration Statement is not effective on or before the Closing Date or if the Common Stock shall not be admitted or listed for trading on the NASDAQ Stock Market (unless such result was caused by Buyers' breach of its covenants herein or in the Registration Rights Agreement in a material respect), then the deposit in full shall be returned to Buyers and this Agreement and the Registration Rights Agreement shall terminate and be of no further force and effect.

10.      SELLERS' DEFAULT
         If the Sellers fail to execute a legal transfer as specified in
Section 6 or to deliver the Rig with everything belonging to it in the manner and within the time specified in Section 4 or otherwise breach their covenants herein in a material respect, the deposit in full shall be returned to Buyers and the Buyers shall be entitled to all rights and remedies available to Buyers at law or in equity.

11.      CERTAIN WAIVERS; CHOICE OF FORUM
         TO THE FULLEST EXTENT PERMITTED BY LAW, SELLERS AND BUYERS HEREBY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY AND WAIVE ANY AND ALL RIGHTS TO RECOVER EXEMPLARY DAMAGES, TREBLE DAMAGES OR ANY OTHER PENALTY OR PUNITIVE TYPE OF DAMAGES IN CONNECTION WITH ANY CLAIM, DEMAND, CAUSE OF ACTION, DISPUTE, CONTROVERSY OR OTHER MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE REGISTRATION RIGHTS AGREEMENT. ANY LEGAL ACTION OR PROCEEDING RELATING IN ANY WAY TO THIS AGREEMENT OR THE REGISTRATION RIGHTS AGREEMENT SHALL BE BROUGHT AND ENFORCED ONLY IN THE FEDERAL COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF TEXAS, AND EACH OF THE SELLERS AND BUYERS ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY, IRREVOCABLY AND UNCONDITIONALLY, THE JURISDICTION OF EACH SUCH COURT IN RESPECT OF ANY SUCH ACTION OR PROCEEDING; PROVIDED THAT IF FOR WHATEVER REASON THE FEDERAL COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF TEXAS WILL NOT OR CANNOT HEAR SUCH ACTION OR PROCEEDING, SUCH ACTION MUST BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF TEXAS IN HARRIS COUNTY. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT IS TO BE PERFORMED IN HARRIS COUNTY, TEXAS.





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12.      CONFIDENTIALITY
         Buyers and Sellers agree not to publicly disclose this Agreement except as required by law.

13.      COMMISSIONS
         Buyers and Sellers represent and warrant that except for commission payable to R.S. Platou (USA), Inc. ("Platou") by Sellers upon closing of the sale, they have made no commitments for any other brokerage commissions whatsoever. Sellers hereby direct Buyers to pay to Platou at the Closing, and Buyers agree to pay to Platou, $220,000 in satisfaction of Sellers' obligation to Platou. The payment to Platou shall be in addition to the Total Consideration payable to Sellers.

14.      REGISTRATION OF COMMON STOCK TO BE RECEIVED BY SELLERS
         On the date hereof, Sellers and MDCI have executed and delivered a Registration Rights Agreement in the form of Exhibit A hereto. Pursuant to the Registration Rights Agreement, MDCI shall file, as expeditiously as possible following the date of this Agreement (but in no event later than five business days following the delivery by Sellers of all information requested by Buyers necessary to prepare such registration statement within two business days after the date hereof), with the Securities and Exchange Commission ("SEC") and relevant state authorities, a registration statement on Form S-3 (the "Registration Statement"), which Registration Statement shall cover the resale by Sellers of the Common Stock issued to Sellers and shall use its best efforts to cause the Registration Statement to be declared effective on or before the Closing Date, and to maintain the Registration Statement for the periods specified in the Registration Rights Agreement. If the Registration Statement does not become effective on or before the Closing Date, the Agreement shall terminate, the Sellers' shall be relieved of their obligations hereunder, and the parties shall have the rights and remedies as provided in Section 9. Sellers agree to provide promptly any information required by MDCI for the filing and maintenance of the Registration Statement as contemplated by the Registration Rights Agreement.

15.      PRE-CLOSING ACTIVITIES
         Sellers agree that prior to the Closing Date it shall not, and it shall cause its representatives and affiliates not to, engage in marketing activities with respect to the Common Stock or sell short Common Stock.
Sellers further agree that it shall not, and it shall cause its representatives and affiliates not to, influence or attempt to influence the market price of Common Stock prior to the Closing Date.

         Buyers agree that, prior to the Closing Date, it will not, and will cause its affiliates not to, violate any applicable securities laws in any manner that would affect the price of the Common Stock or that would adversely affect the registration of the Common Stock contemplated in Section 14.





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16.      SELLERS REPRESENTATIONS
         Sellers represent that the income and expenditures attributable to the Rig can be separately established from Sellers' book of accounts and records and that the Rig represents an identifiable segment of Seller's business. Sellers represent that (i) it is a limited partnership organized under the laws of, and with its principal office located in, the State of Louisiana, (ii) it is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act of 1933, (iii) it is acquiring Common Stock hereunder with no intention of distributing, and will not distribute, such Common Stock in violation of applicable securities laws, (iv) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Common Stock to be received hereunder; and (v) the transactions contemplated by this Agreement do not constitute a transaction or transactions subject to Rule 145 under the Securities Act of 1933.

17.      ENTIRE AGREEMENT; AMENDMENT
         This Agreement and the Registration Rights Agreement to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof. This Agreement may be amended or modified in any respect by the parties by an agreement in writing executed in the same manner as this Agreement. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

18.      CONDITION SUBSEQUENT
         If Buyers fail to obtain within 5 business days from the date of this Agreement appropriate waivers from the required parties under that certain Registration Rights Agreement to which Marine Drilling Companies, Inc. is currently a party, then Buyers shall promptly notify Sellers of such failure and the deposit in full shall be returned to Buyers and this Agreement and the Registration Rights Agreement shall be of no further force and effect.

19.      TRANSFERABILITY OF SHARES
         Sellers may transfer the Common Stock to any of its partners, whether by dissolution or otherwise, if, but only if, such partners have entered into an agreement in form reasonably satisfactory to Buyers adopting the relevant provisions of this Agreement and the Registration Rights Agreement.

20.      SEVERABILITY
         The parties agree that if any provision of this Agreement shall be held invalid or unenforceable, such provision shall, to the extent possible, be severed, and the remainder of this Agreement shall remain in full force and effect.





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For the Sellers:                          For the Buyers:

MV Enterprise Limited Partnership         Marine Drilling Management Company



By:______________________________         By:______________________________
Name:____________________________         Name:  William H. Flores
Title:___________________________         Title: Senior Vice President



                                          Marine Drilling Companies, Inc.



                                          By:______________________________
                                          Name:  William H. Flores
                                          Title: Senior Vice President





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